Exhibit 99.1

Contact: Haris Tajyar Investor Relations International 818-382-9702 htajyar@irintl.com

Press Release

INSMED REPORTS FINANCIAL RESULTS FOR THIRD QUARTER

AND NINE MONTHS ENDED SEPTEMBER 30, 2007

QUARTERLY REVENUES INCREASE TO $1.5M FROM $226K IN PRIOR YEAR;

LOWER SG&A EXPENSES HELP NARROW LOSS

RICHMOND, VA – November 8, 2007 – Insmed Inc. (Nasdaq GM: INSM), a biopharmaceutical company with unique protein process development and manufacturing experience and a proprietary protein platform aimed at niche markets with unmet medical needs, today announced results for the third quarter and nine-month period ended September 30, 2007.

Revenues for the third quarter ended September 30, 2007 were $1.5 million, up from $226,000 for the corresponding period in 2006. The increase was mainly attributable to improvements in cost recovery from our Expanded Access Program (EAP) to treat patients with amyotrophic lateral sclerosis (ALS). This was partially offset by the revenues lost from our withdrawal of IPLEX™ from the short stature market pursuant to the terms of our settlement agreement with Genentech Inc. and Tercica Inc.

The net loss for the third quarter of 2007 was $3.9 million or $0.03 per share, compared with a net loss of $12.4 million or $0.12 per share in the third quarter of 2006. This improvement was attributable to a reduction in selling, general and administrative (SG&A) expenses, which fell to $1.0 million from $7.0 million, a drop in research and development (R&D) expenses to $4.6 million from $5.3 million, and the elimination of cost of goods sold.

The reduction in SG&A was due primarily to reduced litigation expenses and the elimination of commercial expenses associated with our business restructuring plan. The decrease in R&D expenses reflected a reduction in our clinical and commercial manufacturing activity and the elimination of the costs of goods sold resulted from our withdrawal of IPLEX™ from the short stature market.

Interest income in the third quarter of 2007 fell to $370,000 from $520,000 in the third quarter of 2006. This was due to the combination of a lower average cash balance on hand and lower interest rates during the most recent quarter. Interest expense quarter on quarter remained the same.

For the first nine months of 2007, revenues totalled $5.4 million, up from $489,000 in the corresponding period of 2006. This increase was due to improvements in the cost recovery from our EAP and the receipt of licensing income from our agreement with NAPO Pharmaceuticals, (NAPO), combined with increased sales of IPLEX™ during the first quarter of 2007.

The net loss for the first nine months of 2007 was $16.7 million or $0.15 per share, compared to $34.7 million or $0.37 per share for first nine months of 2006. R&D expenses dropped to $14.4 million from $16.8 million, reflecting lower litigation expenses included in R&D during the first quarter of 2006, and reduced clinical and commercial manufacturing activity. SG&A expenses fell to

$7.5 million from $16.0 million, due to a combination of reduced litigation expenses and the elimination of commercial expenses which was partially offset by severance costs associated with our business restructuring plan.

Interest income for the first nine months of 2007 was $0.9 million, compared to $1.4 million for the first nine months of 2006. This decrease was mainly due to lower interest rates and a lower average cash balance for the first nine months of 2007 as compared to the same period in 2006. Interest expense for the first nine months of 2007 was $465,000, compared to $3.2 million for the first nine months of 2006. This decrease in interest expense resulted from lower amortization of the debt discount associated with our March 2005 financing, as an acceleration of the discount took place in the first quarter of 2006 due to the conversion of notes into shares of our common stock.

As of September 30, 2007, we had total cash and cash equivalents on hand of $18.9 million, compared to $24.1 million on hand as of December 31, 2006. The $5.2 million decrease in cash and cash equivalents reflected the use of $22.0 million for operating activities and a $500,000 investment in NAPO. This decrease was partially offset by net proceeds of $17.0 million from an offering of our common stock and warrants to purchase our common stock and $300,000 from a reduced letter of credit.

Investor Conference Call

Insmed will host a conference call on Thursday, November 8, 2007 at 4:30 p.m. Eastern Time to discuss the financial results for the third quarter and nine months ended September 30, 2007, as well as to provide a business update. The call can be accessed live by dialling 877-407-0778 toll free in the United States and Canada, and 201-689-8565 elsewhere.

A telephonic replay of the call will be available approximately two hours afterwards for a period of two weeks at 877-660-6853 from the United States and 201-612-7415, for international callers. The account number is 286 and conference ID number is 259108. On the internet, a replay of the conference call will be available at Insmed’s website at www.insmed.com. for 90 days.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein process development and manufacturing experience and a proprietary protein platform aimed at niche markets with unmet medical needs. For more information, please visit www.insmed.com. To be added to Insmed’s investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

Forward Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of product candidates, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our entrance into the follow on biologics market may be unsuccessful, our common stock could be delisted from the Nasdaq Global Market and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

[Financial Tables to Follow]

INSMED INCORPORATED

Consolidated Balance Sheets

(in thousands, except share and per share data)

	(unaudited) September 30, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$18,913	$24,112
Restricted cash	492	407
Accounts receivable, net	25	241
Inventories	—	576
Other current assets	239	87

Total current assets	19,669	25,423
Long-term assets:
Restricted cash - long term	2,326	2,708
Investments	399	—
Deferred financing costs, net	184	209
Property and equipment, net	4	8

Total long-term assets	2,913	2,925

Total assets	$22,582	$28,348

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$736	$7,187
Accrued project costs & other	601	1,115
Payroll liabilities	1,284	1,302
Interest payable	23	23
Deferred rent	54	54
Convertible debt	1,708	—
Debt discount	(578)	—

Net convertible debt	1,130	—

Total current liabilities	3,828	9,681

Long-term liabilities:
Convertible debt	3,417	5,125
Debt discount	(1,156)	(1,964)

Net long-term convertible debt	2,261	3,161

Asset retirement obligation	2,069	1,626

Total liabilities	8,158	14,468

Stockholders’ equity:
Common stock; $.01 par value; authorized shares 500,000,000; issued and outstanding shares, 121,708,316 in 2007 and 101,328,118 in 2006	1,217	1,013
Additional paid-in capital	340,773	323,664
Accumulated deficit	(327,465)	(310,797)
Accumulated other comprehensive loss:
Unrealized loss on investment	(101)	—

Net stockholders’ equity	14,424	13,880

Total liabilities and stockholders’ equity	$22,582	$28,348

INSMED INCORPORATED

Consolidated Statements of Operations

(in thousands, except per share data—unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Sales, net	$—	$202	$423	$210
Royalties	28	24	80	107
License income	—	—	1,545	—
Other expanded access program income	1,424	—	3,339	172

Total revenues	1,452	226	5,387	489

Operating expenses:
Cost of goods sold	—	631	576	654
Research and development	4,602	5,316	14,398	16,838
Selling, general and administrative	973	7,003	7,508	15,966

Total expenses	5,575	12,950	22,482	33,458

Operating loss	(4,123)	(12,724)	(17,095)	(32,969)

Interest income	370	520	895	1,409
Interest expense	(159)	(168)	(465)	(3,151)

Net loss	$(3,912)	$(12,372)	$(16,665)	$(34,711)

Basic and diluted net loss per share	$(0.03)	$(0.12)	$(0.15)	$(0.37)

Shares used in computing basic and diluted net loss per share	121,708	100,231	112,279	93,531

INSMED INCORPORATED

Consolidated Statements of Cash Flows

(in thousands - unaudited)

	Nine Months Ended September 30,
	2007	2006
Operating activities
Net loss	$(16,665)	$(34,711)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	259	2,897
Stock based compensation expense	227	681
Stock options issued for services	39	59
Changes in operating assets and liabilities:
Accounts receivable	216	(250)
Inventory	576	(1,821)
Other assets	(152)	(56)
Accounts payable	(6,454)	2,816
Accrued project costs	(514)	(1,764)
Payroll liabilities	(18)	578
Deferred rent	—	(249)
Asset retirement obligation	443	444
Interest payable	—	(25)

Net cash used in operating activities	(22,043)	(31,401)

Investing activities
Purchases of investments	(500)	—
Purchases of property, plant and equipment	—	(4,503)

Net cash used in investing activities	(500)	(4,503)

Financing activities
Proceeds from issuance of common stock
Public offering	18,230	43,240
Issuance costs	(1,266)	(421)
Warrants converted into shares	—	8,810
Other	83	141

Total proceeds from issuance of common stock	17,047	51,770
Changes in cash restricted to restricted letters of credit	297	288

Net cash provided by financing activities	17,344	52,058

(Decrease) Increase in cash and cash equivalents	(5,199)	16,154
Cash and cash equivalents at beginning of period	24,112	18,835

Cash and cash equivalents at end of period	$18,913	$34,989

Supplemental information
Cash paid for interest	$211	$248

# # #